Exhibit 99.1

ABIOMED ANNOUNCES REVENUE OF $17.3 MILLION, REPRESENTING 8%

GROWTH FOR THIRD QUARTER OF FISCAL 2009

•	Impella Revenue of $8.9 Million, Increased by 112%, Legacy Business Decreased by 29%

•	Net Cash Used for Operating Activities of $2.5M

DANVERS, Mass.— February 5, 2009 — Abiomed, Inc. (NASDAQ: ABMD), a leading provider of heart recovery products providing circulatory support to acute heart failure patients, today announced third quarter of fiscal 2009 revenue of $17.3 million, up 8% compared to revenue of $16.0 million for the same period of fiscal 2008. Revenue for the nine months ended December 31, 2008 was $53.6 million, up 29% compared to revenue of $41.4 million in the first nine months of fiscal 2008.

•

As of December 31, 2008, 163 U.S. hospitals had purchased Impella 2.5 for commercial 510(k) use, as compared to 108 hospitals that had purchased Impella 2.5 by the end of the prior quarter, a 51% increase.

•	Total Impella revenue was $8.9 million, up 112% for the third fiscal quarter of 2009 compared to the same period of fiscal 2008.

•

Impella revenue recorded during the third fiscal quarter of 2009 included $7.3 million in U.S. sales, of which $6.7 million was for sales of Impella 2.5 sold under 510(k) clearance as compared to $6.2 million from the second quarter of fiscal 2009, representing an 8% sequential growth. Fiscal third quarter revenues of $0.6 million sold under the Protect II and Recover II trials compared to $2.6 million in the second quarter of fiscal 2009.

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As of December 31, 2008, 85 U.S. hospitals are enrolling patients in the Protect II study for high-risk percutaneous coronary intervention (PCI) and 18 hospitals had submitted to the IRB or submission was pending. Overall, 180 patients from 49 hospitals were completed or 28% of the 654 patients required.

•

The assumptions for the Protect II major adverse event rate (MAE) are 20 and 30% for Impella and IABP respectively. At the Transcatheter Cardiovascular Therapeutics (TCT) Conference in October 2008, the Protect II Primary Investigator, William W. O’Neill, M.D., University of Miami Health System, stated that the initial aggregate adverse event rates for the trial are tracking in line with the 25% expected rate at 20% completion of the study.

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As of December 31, 2008, one patient has been enrolled out of the seven U.S. hospitals that were enrolling patients in the Impella 2.5 Recover II study for acute myocardial infarction (AMI), 10 sites have IRB approval and not yet ready to enroll, and 24 sites have submitted for IRB approval.

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Total non-Impella business revenue (BVS® 5000, AB5000®, iPulseTM, intra-aortic balloon or IAB, AbioCor®, service and other) was $8.4 million for the third fiscal quarter of 2009 and decreased $3.4 million or approximately 29% compared to the same period of fiscal 2008.

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A total of 771 pumps were shipped during the quarter (excluding IAB disposables) as compared to 676 in the third quarter of fiscal 2008, representing a 14% increase in the number of units shipped. Total disposables, service and other revenue (non-console revenue) comprised approximately 93% of total revenue for third quarter of fiscal 2009.

•	Gross margin for the third quarter of fiscal 2009 was 74% compared to 76% for the same period of fiscal 2008.

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The third quarter of fiscal 2009 GAAP net loss was $7.7 million or $0.21 per share, down from a GAAP net loss of $8.3 million or $0.26 per share during the third quarter of fiscal 2008. Third quarter fiscal 2009 GAAP net loss included stock-based compensation expense of $1.9 million and intangibles amortization of $0.4 million. Fiscal 2008 GAAP net loss included stock-based compensation expense of $1.4 million and intangibles amortization of $0.4 million.

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The non-GAAP net loss, excluding stock-based compensation and intangibles amortization expense, for the third quarter of fiscal 2009 was approximately $5.4 million, or $0.15 per share, a decrease compared to the non-GAAP net loss for the third quarter of fiscal 2008 which was $6.5 million, or $0.20 per share.

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The net cash used for operating activities for the third quarter of fiscal 2009 was $2.5 million, which included a $1.9 million loss on the Columbia Fund Investment. At December 31, 2008, the Company had cash and short-term marketable securities of $63.8 million.

“Impella 2.5 is now at 76% of the top 50 heart hospitals listed in the US World & News Report, after six months of 510(k) clearance, “ said Michael R. Minogue, Chairman, President and Chief Executive Officer, Abiomed. “In addition to our ongoing Impella momentum and customer adoption, we have significantly reduced our cash burn this quarter.”

For the fiscal year 2009, the Company believes worldwide revenues will be at the lower end of the previously guided range of $75-80 million.

The Company will host a conference call today at 8 a.m. ET to discuss its third quarter of fiscal 2009 results and provide an update on the Impella launch and trials. Michael R. Minogue, Chairman, Chief Executive Officer and President, and Robert L. Bowen, Vice President and Chief Financial Officer, will host the conference call.

To listen to the call live, please tune into the webcast via http://investor.abiomed.com or dial 866.356.4279; the international number is 617.597.5394. The access participant code is 37762794. A replay of this conference call will be available beginning at 10 a.m. ET on February 5, 2009 through 11:59 p.m. ET on February 19, 2009. The replay phone number is 888.286.8010; the international number is 617.801.6888. The replay access code is 72392957.

ABOUT ABIOMED

Based in Danvers, Massachusetts, Abiomed, Inc., is a leading provider of medical devices that provide circulatory support to acute heart failure patients across the continuum of care in heart recovery. Our products are designed to enable the heart to rest, heal and recover by improving blood flow and/or performing the pumping of the heart. For additional information please visit: www.abiomed.com.

USE OF NON-GAAP MEASURES

In addition to financial measures prepared in accordance with generally accepted accounting principles (GAAP), this earnings announcement also contains non-GAAP financial measures of net loss and net loss per share, in each case excluding, where appropriate, stock option expense, and intangibles amortization. We believe that the inclusion of these non-GAAP financial measures in this earnings announcement helps investors to gain a meaningful understanding of our core operating results and future prospects, and can also help investors who wish to make comparisons between us and other companies on both a GAAP and a non-GAAP basis, particularly with respect to stock option and other stock based compensation expenses. The non-GAAP financial measures included in this earnings announcement are not meant to be considered superior to or a substitute for results of operations prepared in accordance with GAAP. In addition, the non-GAAP financial measures included in this earnings announcement may be different from, and therefore may not be comparable to, similar measures used by other companies. Although certain non-GAAP financial measures used in this release exclude the accounting treatment of stock based compensation expense and other items outlined in this release and above, these non-GAAP measures should not be relied upon independently, as they ignore the contribution to our operating results that is generated by the incentive and compensation effects of the underlying stock based compensation programs.

FORWARD-LOOKING STATEMENTS

This Release contains forward-looking statements, including statements regarding development of Abiomed’s existing and new products, the Company’s progress toward commercial growth, and future opportunities and expected regulatory approvals. The Company’s actual results may differ materially from those anticipated in these forward-looking statements based upon a number of factors, including uncertainties associated with development, testing and related regulatory approvals, including anticipated future losses, complex manufacturing, high quality requirements, dependence on limited sources of supply, competition, technological change, government regulation, future capital needs and uncertainty of additional financing, and other risks and challenges detailed in the Company’s filings with the Securities and Exchange Commission, including the Annual Report filed on Form 10-K and most recently filed Quarterly Report on Form 10-Q. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this Release. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances that occur after the date of this Release or to reflect the occurrence of unanticipated events.

For further information please contact:

Aimee Maillett

Public Relations Specialist

978-646-1553

ir@abiomed.com

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Abiomed, Impella, iPulse, BVS5000, AB5000, AbioCor and the Abiomed logo are all trademarks of Abiomed. Other company and product names may be trademarks of their respective owners.

ABIOMED, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	December 31, 2008	March 31, 2008
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$2,734	$2,042
Short-term marketable securities	61,046	36,257
Accounts receivable, net	14,170	14,071
Inventories	17,776	17,428
Prepaid expenses and other current assets	666	1,705

Total current assets	96,392	71,503
Property and equipment, net	7,649	7,551
Intangible assets, net	4,982	6,921
Goodwill	32,731	31,563
Other assets	357	493

Total assets	$142,111	$118,031

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,947	$9,024
Accrued expenses	8,456	9,290
Deferred revenue	1,210	1,162

Total current liabilities	13,613	19,476
Long-term deferred tax liability	1,894	4,740
Other long-term liabilities	260	221

Total liabilities	15,767	24,437

Commitments and contingencies
Stockholders’ equity:
Class B Preferred Stock, $.01 par value	—	—
Authorized - 1,000,000 shares; Issued and outstanding - none
Common stock, $.01 par value	368	328
Authorized - 100,000,000 shares;
Issued - 36,737,462 shares at December 31, 2008 and 32,779,404 shares at March 31, 2008;
Outstanding - 36,686,508 shares at December 31, 2008 and 32,768,385 shares at March 31, 2008
Additional paid-in-capital	360,120	300,787
Accumulated deficit	(235,537)	(212,394)
Treasury stock at cost - 50,954 shares at December 31, 2008 and 11,019 at March 31, 2008	(827)	(116)
Accumulated other comprehensive income	2,220	4,989

Total stockholders’ equity	126,344	93,594

Total liabilities and stockholders’ equity	$142,111	$118,031

ABIOMED, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2008	2007	2008	2007
Revenue:
Product	$17,081	$15,826	$53,128	$40,999
Funded research and development	190	189	499	435

Total Revenue	17,271	16,015	53,627	41,434

Costs and expenses:
Cost of product revenue excluding amortization of intangibles	4,519	3,773	14,939	10,182
Research and development	5,203	6,883	18,197	18,231
Selling, general and administrative	13,227	13,540	40,639	38,239
Arbitration decision	—	—	—	1,206
Amortization of intangible assets	362	403	1,199	1,169

	23,311	24,599	74,974	69,027

Loss from operations	(6,040)	(8,584)	(21,347)	(27,593)

Other income and expense:
Investment (expense) income, net	(1,709)	611	(1,508)	2,320
Gain on sale of WorldHeart stock	313	—	313	—
Change in fair value of WorldHeart note receivable and warrant	—	589	—	589
Other expense, net	(81)	(750)	(1)	(817)

	(1,477)	450	(1,196)	2,092

Loss before provision for income taxes	(7,517)	(8,134)	(22,543)	(25,501)
Provision for income taxes	182	167	600	457

Net loss	$(7,699)	$(8,301)	$(23,143)	$(25,958)

Basic and diluted net loss per share	$(0.21)	$(0.26)	$(0.67)	$(0.80)
Weighted average shares outstanding	36,051	32,488	34,470	32,415